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                                    EXHIBIT A
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November 21, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re: Life Resources, Incorporated
    Form 8K, SEC Commission File No. 0-7655

Gentlemen:

The undersigned has read the statements that the undersigned understands Life Resources, Incorporated will include under Item 4 of the Form 8-K report it will file regarding the resignation of its auditor. The undersigned agrees with such statements made regarding Bennett Block Accountancy Corporation. The undersigned has no basis to agree or disagree with other statements under made under Item 4.

                                        Yours truly,

                                        Bennett Block Accountancy Corporation